Exhibit 10.12

VIRGINIA BANKERS ASSOCIATION

MODEL NON-QUALIFIED DEFERRED COMPENSATION PLAN

FOR DIRECTORS

(As Restated Effective January 1, 2018 and Incorporating Amendments through November 1, 2020)

TABLE OF CONTENTS

Page

ARTICLE I

Definition of Terms

1.1	Act	1
1.2	Administrator	1
1.3	Adoption Agreement	1
1.4	Affiliate	1
1.5	Beneficiary	2
1.6	Benefit Commencement Date	2
1.7	Board	2
1.8	Change in Control	2
1.9	Code	2
1.10	Compensation	2
1.11	Corporation	2
1.12	Deferral Account or Deferral Accounts	2
1.12(a)	Director Deferral Account	2
1.12(b)	Predecessor Plan Account	2
1.13	Deferral Benefit	3
1.14	Deferred Compensation Election	3
1.15	Deferral Contributions	3
1.16	Director	3
1.17	Effective Date of the Plan	3
1.18	Effective Date of the Restatement of the Plan	3
1.19	Eligible Director	3
1.20	Fund	3
1.21	Participant	3
1.22	Plan	3
1.23	Plan Sponsor	3
1.24	Plan Year	3
1.25	Rabbi Trust	3
1.26	Restated Plan	4
1.27	Section 409A	4
1.28	Separation from Service	4
1.29	Trustee	4
1.30	Valuation Date	4
1.31	VBA Plan	4

ARTICLE II
Eligibility and Participation

2.1	Eligibility	4
2.2	Notice Regarding Active Participation	4
2.3	Length of Participation	4
2.4	Termination of Active Participation	4

ARTICLE III
Contributions

3.1	Deferred Compensation Election	5
3.2	Timing of Deferred Compensation Election	5
3.3	Crediting of Deferral Contributions	6
3.4	Automatic Cancellation of Deferred Compensation Election upon Receipt of Hardship Withdrawal	6
3.5	Cancellation of Deferred Compensation Election upon Disability	6

ARTICLE IV
Deemed Earnings and Accounting

4.1	Fund Divisions	7
4.2	Participant Investment Directions	7
4.3	Crediting of Deemed Earnings	7
4.4	Subtractions from Deferral Account	8
4.5	Expenses Charged to Deferral Accounts	8
4.6	Equitable Adjustment in Case of Error or Omission	8
4.7	Statement of Benefits	8

ARTICLE V
Vesting

5.1	Vesting	8

ARTICLE VI
Beneficiary Designation

6.1	Beneficiary Designation	9

ARTICLE VII
Time and Form of Payment

7.1	Time of Payment	9
7.2	Form of Payment	10
7.3	Permissible Changes to Benefit Commencement Date and/or Form of Payment	10
7.4	Lump-Sum Payments and Periodic Installments	10
7.5	Permissible Cash-Out by Lump-Sum Payment	11
7.6	Benefit Determination and Payment Procedure	11
7.7	Payments to Minors and Incompetents	11
7.8	Distribution of Benefit When Distributee Cannot Be Located	12

-ii-

ARTICLE VIII
Withdrawals

8.1	Hardship Withdrawals	12
8.2	Distributions in the Event of Income Inclusion	13
8.3	No Other Withdrawals Permitted	13

ARTICLE IX
Claims Procedure

9.1	Initial Claim	13
9.2	Appeals	13
9.3	Time Calculation	14
9.4	Definitions	14
9.5	Authorized Representatives	14

ARTICLE X
Funding

10.1	Funding	14
10.2	Use of Rabbi Trust Permitted	15

ARTICLE XI
Plan Administrator

11.1	Appointment of Plan Administrator	15
11.2	Plan Sponsor as Plan Administrator	15
11.3	Procedure if a Committee	15
11.4	Action by Majority Vote if a Committee	15
11.5	Appointment of Successors	15
11.6	Duties and Responsibilities of Plan Administrator	16
11.7	Power and Authority	16
11.8	Availability of Records	16
11.9	No Action with Respect to Own Benefit	16

ARTICLE XII
Amendment and Termination of Plan

12.1	Amendment or Termination of the Plan	16
12.2	Effect of Corporation Merger, Consolidation or Liquidation	17

ARTICLE XIII
Participation by Additional Corporations

13.1	Adoption by Additional Corporations	17
13.2	Termination Events with Respect to Corporations Other Than the Plan Sponsor	17

-iii-

ARTICLE XIV
Miscellaneous

14.1	Nonassignability	18
14.2	Right to Require Information and Reliance Thereon	18
14.3	Notices and Elections	18
14.4	Delegation of Authority	18
14.5	Service of Process	18
14.6	Governing Law	18
14.7	Binding Effect	19
14.8	Severability	19
14.9	No Effect on Employment Agreement	19
14.10	Gender and Number	19
14.11	Titles and Captions	19
14.12	Nonqualified Deferred Compensation Plan Omnibus Provision	19

-iv-

VIRGINIA BANKERS ASSOCIATION

MODEL NON-QUALIFIED DEFERRED COMPENSATION PLAN

FOR DIRECTORS

(As Restated Effective January 1, 2018)

A corporation desiring to adopt the Plan should complete the necessary information in the Adoption Agreement. Any plan restatement using the form of this Model Non-Qualified Deferred Compensation Plan affects amounts that were deferred or that became vested on or after January 1, 2005. The terms of this document are effective January 1, 2018. Unless otherwise elected in Option 3(b)(2)(C) of the Adoption Agreement, all amounts deferred and vested prior to January 1, 2005 remain subject to the terms of the plan document as in effect on December 31, 2004.

The Virginia Bankers Association cannot guarantee that any Plan adopted by a corporation will be deemed to satisfy, or will actually satisfy, the requirements of the Internal Revenue Code applicable to deferred compensation plans for directors. Corporations considering the use of the Plan must recognize that neither the Virginia Bankers Association nor its affiliates or any of their employees or representatives can give any legal advice as to the acceptability or application of the Plan in any particular situation, and that they should consult their own attorney for such advice. The establishment, operation, and the related tax consequences of the adoption and maintenance of a deferred compensation plan for directors are the responsibilities of the corporation and its own legal counsel.

ARTICLE I

Definition of Terms

The following words and terms as used in this Plan shall have the meaning set forth below, unless a different meaning is clearly required by the context:

1.1         “Act”: The Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, or the corresponding sections of any subsequent legislation which replaces it, and, to the extent not inconsistent therewith, the regulations issued thereunder.

1.2         “Administrator”: The Plan Administrator named and serving in accordance with ARTICLE XI hereof, and any successor or additional Administrator appointed and serving in accordance herewith, all as selected in Option 2(b) of the Adoption Agreement or as appointed, resigned or removed by separate instrument attached thereto.

1.3         “Adoption Agreement”: The adoption agreement, and any amendment thereto, which sets forth certain elections and representations of the Plan Sponsor and any participating Corporation and by execution of which the Plan Sponsor and any participating Corporation adopt the Plan.

1.4         “Affiliate”: Each of the following business entities or other organizations (whether or not incorporated) which during the relevant period is treated (but only for the portion of the period so treated and for the purpose and to the extent required to be so treated) together with the Corporation as a single employer pursuant to the following sections of the Code (as modified where applicable by Section 415(h) of the Code):

1.4(a)     Any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Corporation, and

1.4(b)     Any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Corporation.

1.5         “Beneficiary”: The person or persons designated by a Participant or otherwise entitled pursuant to ARTICLE VI to receive benefits under the Plan attributable to such Participant after the death of such Participant.

1.6         “Benefit Commencement Date”: “Benefit Commencement Date”: The date or dates designated or provided for in Option 5(a) of the Adoption Agreement. Notwithstanding the foregoing, if earlier than any Benefit Commencement Date designated or elected, a Participant’s Benefit Commencement Date shall be the date such Participant is determined to be Disabled. For purposes hereof, a Participant shall be Disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The determination of disability shall be made by the Administrator, on the advice of one or more physicians appointed and approved by the Employer, and the Administrator shall have the right to require further medical examinations from time to time to determine whether there has been any change in the Participant’s condition. A Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration.

1.7         “Board”: The present and any succeeding Board of Directors of the Plan Sponsor, unless such term is used with respect to a particular Corporation and its Directors or Participants, in which event it shall mean the present and any succeeding Board of Directors of that Corporation.

1.8         “Change in Control”: A change in the ownership, change in effective control, or change in the ownership of a substantial portion of the assets of the Plan Sponsor as defined in Treasury Regulation Section 1.409A-3(i)(5) or its successor or as otherwise defined as a special provision in Option 3(b)(3) of the Adoption Agreement.

1.9         “Code”: The Internal Revenue Code of 1986, as the same may be amended from time to time, or the corresponding section of any subsequent Internal Revenue Code, and, to the extent not inconsistent therewith, regulations issued thereunder.

1.10       “Compensation”: A Participant’s (a) retainers as more specifically designated in Option 4(a) of the Adoption Agreement (referred to as “Retainer”) and (b) fees as more specifically designated in Option 4(a) of the Adoption Agreement (referred to as “Fees”).

1.11       “Corporation”: The Plan Sponsor and those Affiliates named in Option 1(f) of the Adoption Agreement as adopting the Plan, collectively, unless the context indicates otherwise.

1.12       “Deferral Account” or “Deferral Accounts”: The unfunded, bookkeeping account(s) maintained on the books of the Corporation for each Participant which reflects his interest in amounts attributable to Deferral Contributions and the deemed earnings or losses thereon determined pursuant to paragraph 4.3, consisting of the following:

1.12(a)    “Director Deferral Account”: The account or accounts attributable to Deferral Contributions made pursuant to paragraph 3.1, subtractions pursuant to paragraph 4.4, and deemed earnings or losses thereon determined pursuant to paragraph 4.3. A separate accounting shall be made for Deferral Contributions for each Plan Year and earnings attributable thereto.

1.12(b)    “Predecessor Plan Account”: The account or accounts attributable to any elective or non-elective deferral of remuneration by or on behalf of the Participant under any “top hat” deferred compensation plan previously maintained by the Corporation that is merged into or transferred to the Plan.

For purposes of this restatement of the Plan, unless elected in Option 3(b)(2)(C) of the Adoption Agreement, Deferral Accounts do not include accounts under the Plan attributable to amounts deferred and vested before January 1, 2005. Such accounts are considered grandfathered and are subject to the rules of the Plan as in effect on December 31, 2004.

1.13        “Deferral Benefit”: The sum of the vested balances of Participant’s Deferral Accounts as of the most recent Valuation Date (or as otherwise provided herein).

1.14        “Deferred Compensation Election”: The election made by the Participant pursuant to paragraph 3.1 of the Plan.

1.15        “Deferral Contributions”: That portion of a Participant’s Compensation which is deferred under the Plan.

1.16        “Director”: An individual who is a member of the Board of the Corporation.

1.17        “Effective Date of the Plan”: The date or dates specified in Option 3(a) (or in Option 1(f), in the case of an adopting Corporation) of the Adoption Agreement.

1.18        “Effective Date of the Restatement of the Plan”: The date or dates specified in Option 3(b)(2) of the Adoption Agreement.

1.19        “Eligible Director”: Any Director included within the definition of Eligible Director as more specifically designated in Option 4(b) of the Adoption Agreement.

1.20        “Fund”:

1.20(a)   If a Rabbi Trust is established and maintained for the Plan, that Rabbi Trust, which shall consist of the Fund divisions described in paragraph 4.1. Notwithstanding the foregoing, any reference to the Fund is intended only for purposes of providing a measurement of Deferral Benefits and Deferral Account balances and is not intended to segregate assets or identify assets that may or must be used to satisfy benefit liabilities under the Plan.

1.20(b)   If a Rabbi Trust is not established and maintained for the Plan, that separate bookkeeping account maintained by the Plan Sponsor to make deemed investments of Deferral Contributions, which shall consist of the Fund divisions described in paragraph 4.1.

1.21       “Participant”: An Eligible Director or other person qualified to participate in the Plan for so long as he is considered a Participant as provided in ARTICLE II hereof.

1.22        “Plan”: This document, including the Appendices hereto, as contained herein or duly amended all as adopted by the Plan Sponsor through the Adoption Agreement.

1.23        “Plan Sponsor”: The corporation named in Option 1(a) of the Adoption Agreement.

1.24        “Plan Year”: The twelve (12) consecutive month period commencing upon the first day of January of each year; provided, however, in the event that this is a Restated Plan which was maintained previously on the basis of a different plan year, the prior plan year and short plan year needed to effect the plan year change shall be as set forth in Option 4(c) of the Adoption Agreement.

1.25        “Rabbi Trust”: A trust fund described in paragraph 10.2 and established or maintained for the Plan.

1.26         “Restated Plan”: The Plan, if it is indicated in Option 3(b)(2) of the Adoption Agreement that the Plan is adopted as an amendment or restatement of a deferred compensation plan for directors previously maintained by the Corporation.

1.27         “Section 409A: Section 409A of the Code, including the regulations promulgated thereunder, and any other applicable published guidance of the Internal Revenue Service for Section 409A of the Code.

1.28         “Separation from Service”: The death, resignation, or removal from service as a Director. With respect to a Director who provides services for the Corporation both as an employee and a Director, services as an employee shall not be taken into account in determining whether a Participant has experienced a Separation from Service under this Plan.

1.29         “Trustee”: The person(s) serving from time to time as trustee of any Rabbi Trust.

1.30         “Valuation Date”: Each business day (based on the days the underlying investment funds are valued and transactions are effectuated in the applicable financial markets) of the Plan Year (which Valuation Date is sometimes referred to as a “daily” valuation date), or such other dates as the Administrator may designate from time to time.

1.31         “VBA Plan”: The Virginia Bankers Association Master Defined Contribution Plan and Trust.

ARTICLE II

Eligibility and Participation

2.1            Eligibility. Each Eligible Director shall be eligible to participate in the Plan effective as provided for in Option 4(d) of the Adoption Agreement.

2.2             Notice Regarding Active Participation. The Administrator shall give notice of eligibility to each Eligible Director.

2.3            Length of Participation. Each Eligible Director shall automatically become a Participant in the Plan upon his timely filing a Deferred Compensation Election or other election to participate and remain a Participant as long as he is entitled to future benefits under the terms of the Plan.

2.4           Termination of Active Participation. Subject to compliance with Section 409A and paragraphs 3.4 or 3.5, a Participant who is an active Participant for an applicable contribution election period (that is, the calendar year generally or the period for which Retainers are determined, as applicable) shall cease to be an active Participant for the applicable year or period, as the case may be, if and when he ceases to be an Eligible Director during the applicable year or period, in which case he may not again become an active Participant until a subsequent calendar year. A leave of absence (whether paid or unpaid) which does not result in a Separation from Service shall not be considered cessation of status as an Eligible Director for this purpose.

ARTICLE III

Contributions

3.1           Deferred Compensation Election.

3.1(a)       Subject to the restrictions and conditions hereinafter provided, an Eligible Director shall be entitled to elect to defer, as a Deferral Contribution with respect to a Plan Year, an amount of his Compensation which is specified by and in accordance with his direction in his Deferred Compensation Election for such Plan Year. Any such election must be filed with the Administrator at the time required under paragraph 3.2.

3.1(b)      Deferred Compensation Elections shall be subject to the following rules:

(i)           A separate Deferred Compensation Election must be filed for each Plan Year;

(ii)          Each Deferred Compensation Election must specify the following:

(A)            The Plan Year to which it relates;

(B)            The amount or percentage of Compensation to be deferred;

(C)            The Compensation from which the Deferral Contribution shall be withheld, if appropriate;

(D)            If Option 5(a)(2) of the Adoption Agreement is selected, the Benefit Commencement Date, which date (I) may be one of the dates permitted in Option 5(a)(2) of the Adoption Agreement, and (II) shall be irrevocable;

(E)            If permitted in Option 5(a)(2)(E), whether the Benefit Commencement Date shall be accelerated upon a Change in Control, if a Change in Control occurs prior to the Benefit Commencement Date otherwise elected;

(F)            If Option 5(b)(2) of the Adoption Agreement is selected, the form of payment (and if periodic installments are elected, the duration and frequency of the installments), which (I) shall be the same for all Deferral Contributions made and Deferral Benefits payable with respect to a Plan Year, and (II) shall be irrevocable; and

(G)            Such other information as the Administrator may require.

(iii)        A Participant shall have no unilateral right to change or terminate his Deferred Compensation Election once the annual filing deadline established by the Administrator has passed, which deadline shall be no later than the dates prescribed in paragraph 3.2.

3.1(c)        Each Deferral Contribution is intended to be an elective compensation reduction amount which shall be deducted from a Participant’s Compensation otherwise payable to him for a Plan Year by way of Retainers or Fees. Unless otherwise approved by the Administrator, Deferral Contributions shall be withheld on a pro rata basis throughout the Plan Year (or remainder of the Plan Year, in the case of a Director who first becomes a Participant after the first day of the Plan Year or if the Effective Date of the Plan is after the first day of the Plan Year).

3.2           Timing of Deferred Compensation Election.

3.2(a)      With respect to the Plan Year in which the Effective Date of the Plan or the effective date of coverage as described in Option 4(d) of the Adoption Agreement occurs (“first year of eligibility”), in order to make Deferral Contributions with respect to such Plan Year, an Eligible Director who is a newly Eligible Director must file a Deferred Compensation Election with the Administrator within thirty (30) days of such Effective Date of the Plan or effective date of coverage. The Deferred Compensation Election shall be effective to defer Compensation for services performed for periods after the period in which it is filed. For this purpose:

(i)           Compensation based on a performance period (such as a Retainer) is deemed earned ratably throughout the period for which earned.

(ii)          An Eligible Director’s first year of eligibility is the year in which he first becomes eligible to participate in any account balance type deferred compensation plan, within the meaning of Section 409A maintained by the Corporation or any Affiliate.

(iii)         If all amounts owed a Director from all account balance plans maintained by the Plan Sponsor and its Affiliates subject to Section 409A have been paid to the Director and if the Director has become ineligible to accrue further benefits, then if he thereafter becomes an Eligible Director, the year in which he again becomes an Eligible Director may be treated as his first year of eligibility.

(iv)         If a Participant is not an Eligible Director for at least twenty-four (24) consecutive months, then if he thereafter becomes an Eligible Director, the year in which he again becomes an Eligible Director may be treated as his first year of eligibility.

3.2(b)      With respect to Plan Years beginning on or after the first year of eligibility, in order to make Deferral Contributions with respect to a Plan Year, an Eligible Director must file a Deferred Compensation Election with the Administrator prior the annual filing deadline established by the Administrator, which deadline must be in the calendar year immediately preceding the year to which the Compensation relates. The Deferred Compensation Election shall be effective as of the first day of the Plan Year in which the services that give rise to the Compensation to be deferred are rendered.

3.3           Crediting of Deferral Contributions.      Deferral Contributions shall be credited to a Director Deferral Account as of the date an amount equal to each Deferral Contribution is credited on the accounting records of the Plan as directed by the Administrator, which date shall be no later than the end of the calendar month following the month the Compensation from which such contribution is deducted would otherwise have been paid to the Participant and may be as soon as the date as of which the amount would otherwise have been paid to the Participant.

3.4           Automatic Cancellation of Deferred Compensation Election upon Receipt of Hardship Withdrawal. In the event of an Unforeseeable Emergency withdrawal (as described in paragraph 8.1), any Deferred Compensation Election shall be cancelled (rather than postponed or delayed) prospectively so that no further deferrals from Fees or Retainers shall be made during the remainder of the Plan Year in which the withdrawal occurred.

3.5           Cancellation of Deferred Compensation Election upon Disability.

3.5(a)            If elected in Option 4(e) of the Adoption Agreement, in the event of Disability, any Deferred Compensation Election shall be cancelled (rather than postponed or delayed) prospectively so that no further deferrals from Fees or Retainers shall be made during the remainder of the Plan Year provided such cancellation occurs by the later of the end of the Participant’s taxable year or the fifteenth (15th) day of the third (3rd) month following the date the Participant incurs the Disability.

3.5(b)            For purposes hereof, “Disability” shall mean any medically determinable physical or mental impairment which results in the Participant’s inability to perform the duties of his position or any substantially similar position and can be expected to result in death or to last for a continuous period of not less than six (6) months. The determination of Disability shall be made by the Administrator, on the advice of one or more physicians appointed and approved by the Corporation, and the Administrator shall have the right to require further medical examinations from time to time to determine whether there has been any change in the Participant’s condition.

ARTICLE IV

Deemed Earnings and Accounting

4.1          Fund Divisions.

4.1(a)     It is contemplated that the Fund will be considered to be held in divisions (sometimes referred to as “divisions of the Fund”, “Fund divisions” or “investments funds” herein) as hereinafter provided, and each Participant’s Deferral Benefit shall be subdivided to reflect its deemed interest in each Fund division.

4.1(b)     The Administrator shall establish from time to time the Fund divisions which shall be maintained in the Fund, which are designed to mirror the investment options available under the VBA Plan, to the extent legally practical, with alternate funds designated where collective investment funds may not be offered under a nonqualified plan.

4.1(c)     If the Plan Sponsor permits investment in a Company Stock Fund, the availability, restrictions, limitations, and special rules relating to such investment shall be established by the Plan Sponsor from time to time and communicated to Participants and to the Administrator.

4.2         Participant Investment Directions. The Deferral Benefit of a Participant in the Plan shall be divided or allocated to reflect the amount of each such Participant’s deemed interest in each Fund division as hereinafter provided for the purpose of determining the earnings or loss to be credited to his Deferral Account, but any such direction shall not give the Participant any right, title or interest in any specific asset or assets of the Fund.

4.2(a)     If and to the extent permitted in Option 7(a) of the Adoption Agreement, upon becoming a Participant without a contribution investment direction in force, a Participant may direct that future contributions and Deferral Account balances shall be invested in the funds available for directed investment as selected in Option 7(b) of the Adoption Agreement by filing an “investment direction” with the Administrator in accordance with the procedures established by the Administrator. The Administrator (or its designee) generally will process investment directions on a current basis after received, but shall not be obligated to process any investment directions on a retroactive basis.

4.2(b)     If or to the extent a Participant (or if deceased, his Beneficiary) has no investment direction in effect, his Deferral Accounts shall be invested in the default fund designated by the Administrator from time to time.

4.2(c)     The Administrator may, on a uniform and non-discriminatory basis from time to time, set or change the advance notice requirement for effecting investment directions, may limit the number of investment direction changes made in a Plan Year, may limit investment directions, if any, which can be made by telephone, electronically or through the internet, may impose blackout periods for changes, may temporarily or permanently suspend the offering of an investment fund, and generally may change any of the investment direction procedures or options from time to time and at any time.

4.3          Crediting of Deemed Earnings.

4.3(a)      As of each Valuation Date, there shall be credited to each Participant’s Deferral Account an amount representing deemed earnings or loss on the “valuation balance” of each such account in accordance with procedures adopted by the Administrator from time to time.

4.3(b)     Such deemed earnings or loss shall be determined as follows:

(i)            For periods during which a Fund is maintained and Plan benefits may be paid therefrom because the Plan Sponsor or any other Corporation is not insolvent, such earnings or loss shall be based on the net investment rate of return or loss of the Fund division(s) in which the Participant’s Deferral Benefit is considered invested for the period, determined separately for each Fund division and the portion of the Participant’s Deferred Benefit considered invested in each such Fund division, based on the Participant’s applicable or deemed investment directions pursuant to paragraph 4.2. The net investment rate of return or loss means earnings or loss (including valuation changes and charges for expenses) for the period of the Fund compared to the aggregate valuation balances sharing in those earnings or loss.

(ii)            For periods during which the Fund is not maintained or Plan benefits may not be paid therefrom because the Plan Sponsor or any other Corporation is insolvent, such earnings or loss shall be based on an annual rate determined for each Plan Year and equal to the 1 year U.S. Treasury Rate as of the December 31 immediately preceding the Plan Year.

4.3(c)     Notwithstanding the other provisions of this ARTICLE IV, whenever the Plan accounting is based on daily Valuation Dates, the valuation adjustments to Participants’ accounts shall be effected on such basis and subject to such rules and procedures as the Administrator may determine to reflect daily accounting.

4.4           Subtractions from Deferral Account. All distributions (including any withheld income or other taxes) and withdrawals shall be subtracted from a Participant’s Deferral Account and the applicable subdivision thereof when made.

4.5          Expenses Charged to Deferral Accounts. Notwithstanding any other provision of the Plan to the contrary, expenses incurred in the administration of the Plan and the Rabbi Trust may be charged to Deferral Accounts on either a pro rata basis or a per capita basis, and/or may be charged to the Deferral Account of the affected Participant(s) and Beneficiary(ies) (which term is intended to include any alternate payee(s)) on a usage basis (rather than to all Deferral Accounts), as directed by the Administrator. Without limiting the foregoing, some or all of the reasonable expenses attendant to the determinations needed with respect to and making of withdrawals, the calculation of benefits payable under different Plan distribution options and the distribution of Plan benefits may be charged directly to the Deferral Account of the affected Participant and Beneficiary, and different rules (i.e., pro rata, per capita, or direct charge to Deferral Accounts) may apply to different groupings of Participants and Beneficiaries.

4.6           Equitable Adjustment in Case of Error or Omission. Where an error or omission is discovered in the Deferral Account of a Participant, the Administrator shall be authorized to make such equitable adjustment as the Administrator deems appropriate.

4.7          Statement of Benefits. Within a reasonable time after the end of each calendar quarter and at the date a Participant’s Deferral Benefit or death benefit becomes payable under the Plan, the Administrator shall provide to each Participant (or, if deceased, to his Beneficiary) a statement of the benefit under the Plan.

ARTICLE V

Vesting

5.1           Vesting. A Participant’s rights to the balance in his Deferral Accounts and Deferral Benefit shall be fully vested and nonforfeitable at all times, and his Separation from Service shall not diminish the amount payable to the Participant or his Beneficiary.

ARTICLE VI

Beneficiary Designation

6.1          Beneficiary Designation.

6.1(a)       Each Participant shall be entitled to designate a Beneficiary to receive any unpaid Deferral Benefit hereunder by filing a designation in writing with the Administrator on the form provided for such purpose. Any Beneficiary designation shall be effective only if signed and dated by the Participant and delivered to the Administrator prior to the time of the Participant’s death. Any Beneficiary designation shall remain effective until changed or revoked hereunder.

6.1(b)      Any Beneficiary designation may include multiple, contingent or successive Beneficiaries and may specify the proportionate distribution to each Beneficiary. If multiple Beneficiaries are designated, absent any other provision by the Participant, those named or the survivor of them shall share equally in any amounts payable hereunder.

6.1(c)      A Beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new designation in writing with the Administrator.

6.1(d)      If a Participant dies without having designated a Beneficiary, or if the Beneficiary so designated has predeceased the Participant or cannot be located by the Administrator, then the Participant’s spouse or, if none, the executor or the administrator of his estate shall be deemed to be his Beneficiary.

6.1(e)      If a Beneficiary shall survive the Participant but die before the Participant’s remaining benefit under the Plan has been distributed, then, absent any other provision by the Participant, the unpaid balance thereof shall be distributed to the such other beneficiary named by the deceased Beneficiary to receive his interest or, if none, to the estate of the deceased Beneficiary.

ARTICLE VII

Time and Form of Payment

7.1          Time of Payment.

7.1(a)      A Participant’s Deferral Benefit, if any, shall become payable to the Participant, if then alive, on his Benefit Commencement Date.

(i)            If Option 5(a)(1) of the Adoption Agreement is selected, the Benefit Commencement date shall be the first day of the calendar quarter next following the date selected in Option 5(a)(1) of the Adoption Agreement.

(ii)          If Option 5(a)(2) of the Adoption Agreement is selected, the Benefit Commencement dates shall be the first day of the calendar quarter next following the date selected by the Participant within the guidelines set forth in Option 5(a)(2) of the Adoption Agreement. The Benefit Commencement Date for any subdivision of the Deferral Account related to a Plan Year shall be the same as that provided for or elected under the Plan for the subdivision of a Participant’s Deferral Account related to the same Plan Year.

(iii)            In the absence of any valid Benefit Commencement Date election, payment will be made on the first day of the calendar quarter next following the Participant’s Separation from Service.

7.1(b)      In the event of the Participant’s death before his Benefit Commencement Date, the Participant’s Deferral Benefit shall become payable to the Beneficiary on the first day of the calendar quarter following the date of the Participant’s death or as soon as practicable thereafter, but in no case later than December 31 of the first year following the year of the Participant’s death.

7.2          Form of Payment.

7.2(a)      If Option 5(b)(1) of the Adoption Agreement is selected, a Participant shall be paid the Deferral Benefit, if any, to which he is entitled, commencing at the applicable time provided in paragraph 7.1, in the form selected in Option 5(b)(1) of the Adoption Agreement and, if applicable, over a period selected in Option 5(b)(1) of the Adoption Agreement.

7.2(b)      If Option 5(b)(2) of the Adoption Agreement is selected, a Participant shall be paid the Deferral Benefit, if any, to which he is entitled, commencing at the applicable time provided in paragraph 7.1, in the form selected by the Participant within the guidelines set forth in Option 5(b)(2) of the Adoption Agreement.

7.2(c)      If Option 5(c)(1) of the Adoption Agreement is selected, in the event of the Participant’s death before his Benefit Commencement Date, the Beneficiary shall be paid the Deferral Benefit, if any, to which he is entitled, commencing at the applicable time provided in paragraph 7.1, in the form selected in Option 5(c)(1) of the Adoption Agreement and, if applicable, over a period selected in Option 5(c)(1) of the Adoption Agreement.

7.2(d)      If Option 5(c)(2) of the Adoption Agreement is selected, in the event of the Participant’s death before his Benefit Commencement Date, the Beneficiary shall be paid the Deferral Benefit, if any, to which he is entitled, commencing at the applicable time provided in paragraph 7.1, in the form selected by the Participant within the guidelines set forth in Option 5(c)(2) of the Adoption Agreement.

7.2(e)      In the absence of any valid form of payment election, payment will be made in a single lump sum.

7.3         Permissible Changes to Benefit Commencement Date and/or Form of Payment. Any election of a Benefit Commencement Date applicable to a subdivision of a Deferral Account or a form of payment applicable to a subdivision of a Deferral Account may be changed only if the election to change: (a) is not effective until at least twelve (12) months after the date filed, (b) delays the Benefit Commencement Date for at least five (5) years, and (c) is filed at least twelve (12) months before benefits would otherwise commence. Notwithstanding the above, the requirement to delay the Benefit Commencement Date for at least five (5) years in (b) above shall not apply in the case of any election to change a payment on account of death or Unforeseeable Emergency (as defined in paragraph 8.1). For purposes of changes to the time or form of payment, in the event a Participant elects to receive payment of his benefit in periodic installments, the installment payment as a whole will be treated as a single payment.

7.4          Lump-Sum Payments and Periodic Installments.

7.4(a)     If a lump-sum payment is permitted under the Plan, the amount of a lump-sum payment to or with respect to a Participant shall be determined by reference to the Deferral Benefit as of the last Valuation Date (or other time of valuation hereunder) immediately preceding the date of payment.

7.4(b)     If periodic installment payments are permitted under the Plan, the amount of each periodic installment payment shall be the lesser of:

(i)            The quotient obtained by dividing (A) the amount of such Participant’s vested Deferral Account held in the applicable subdivision, determined, in the case of installment payments made on or after January 1, 2020, as though a lump-sum payment were being made as of the last Valuation Date of the prior Plan Year by (B) the number of installment payments then remaining to be made; or

(ii)            The amount of such vested Deferral Benefit at such time.

Notwithstanding the forgoing, for installment payments made on or after September 1, 2019 and before January 1, 2020, the installment payment shall be equal to the August 1, 2019 payment amount.

7.4(c)     In the event that a Participant who has begun to receive periodic installment payments again becomes a Director of the Corporation, his periodic installments shall continue regardless of his return to service with the Corporation.

7.4(d)     In the event that a Participant who has begun to receive periodic installment payments dies, the amounts of any periodic installments remaining unpaid shall be paid to his Beneficiary over the remaining term certain for such installments.

7.5          Permissible Cash-Out by Lump-Sum Payment. Notwithstanding the time and form of benefit payment provisions of paragraphs 7.1 and 7.2, a Participant’s Deferral Benefit may be cashed out in a lump-sum payment in an amount equal to the balance in the Participant’s Deferral Accounts if (a) the payment will constitute a payout of the Participant’s entire interest in this Plan and all similar arrangements that are treated as a single plan under Treasury Regulation Section 1.409A-1(c)(2); (b) the payment is made on or before the later of December 31 of the calendar year in which the Participant’s Separation from Service occurs, or the fifteenth (15th) day of the third (3rd) month following the Participant’s Separation from Service; and (c) the payment of the entire Deferral Benefit is not over the limit set forth in Section 402(g) of the Code applicable to the Plan Year in which the cash-out occurs.

7.6          Benefit Determination and Payment Procedure.

7.6(a)     The Administrator shall make all determinations concerning eligibility for benefits under the Plan, the time or terms of payment, and the form or manner of payment to the Participant or the Participant’s Beneficiary, in the event of the death of the Participant. The Administrator shall promptly notify the Corporation and, where payments are to be made from a Rabbi Trust, the Trustee thereof of each such determination that benefit payments are due and provide to the Corporation and, where applicable, such Trustee all other information necessary to allow the Corporation or such Trustee, as the case may be, to carry out said determination, whereupon the Corporation or such Trustee, as the case may be, shall pay such benefits in accordance with the Administrator’s determination.

7.6(b)     Benefit payments shall normally be made from the Fund to such payee(s), in such amounts, at such times and in such manner as the Administrator shall from time to time direct; provided, however, that the Corporation may advance any payment due subject to a right of reimbursement from the Fund.

7.6(c)     The Corporation or Trustee may deduct from payments under the Plan such reasonable amount as it shall deem necessary, based upon information provided by the Administrator upon which the payor may rely, to pay any federal, state, or local income, employment, or other taxes attributable to the payment or required to be withheld from the payment.

7.7         Payments to Minors and Incompetents. If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, or is deemed so by the Administrator, benefits will be paid to such person as the Administrator may designate for the benefit of such Participant or Beneficiary. Such payments shall be considered a payment to such Participant or Beneficiary and shall, to the extent made, be deemed a complete discharge of any liability for such payments under the Plan.

7.8           Distribution of Benefit When Distributee Cannot Be Located. If any payment made under the Plan is returned unclaimed, the payor shall notify the Administrator and shall dispose of the payment as the Administrator shall direct. The Administrator shall make all reasonable attempts to determine the whereabouts of a Participant or Beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Corporation’s or the Administrator’s records. If the Administrator is unable to locate such a Participant or Beneficiary entitled to benefits hereunder, the Corporation will issue a payment in the appropriate amount and in the name of the Participant or Beneficiary, and the Corporation will retain such benefit payment on behalf of the Participant or Beneficiary, without any adjustment for interest or deemed earnings, subject to any applicable statute of escheats.

ARTICLE VIII

Withdrawals

8.1         Hardship Withdrawals. If permitted in Option 6 of the Adoption Agreement, in the event of any Unforeseeable Emergency and upon written request of the Participant (or, if subsequent to his death, his Beneficiary), the Administrator in its sole discretion may direct the payment in one lump sum to the Participant or his Beneficiary of all or any portion of the Participant’s Deferral Benefit which the Administrator determines is necessary to alleviate the financial need related to the Unforeseeable Emergency. For purposes hereof:

8.1(a)     An “Unforeseeable Emergency” means an unforeseeable emergency as defined in Section 409A and generally means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) thereof); loss of the Participant’s or the Participant’s Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

8.1(b)    Examples of what may be considered an Unforeseeable Emergency include the imminent foreclosure of or eviction from the Participant’s or Participant’s Beneficiary’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, the need to pay for the funeral expenses of the Participant’s spouse, Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) thereof). Except as otherwise provided in this subparagraph 8.1(b), the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.

8.1(c)     The existence of an Unforeseeable Emergency shall be determined by the Administrator on the basis of the facts and circumstances of each case.

8.1(d)     Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), taking in to account the potential that the need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s, to the extent the liquidation of such assets would not cause an Unforeseeable Emergency, or by cessation of deferrals under the Plan (if the Plan provides for cancellation of a Deferred Compensation Election upon a payment due to an Unforeseeable Emergency). The determination of amounts reasonably necessary to satisfy the need is not required to take into account any additional compensation that, due to the Unforeseeable Emergency, is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available, due to the Unforeseeable Emergency, under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A.

8.2        Distributions in the Event of Income Inclusion. If any portion of a Deferral Account under the Plan is required to be included in income by the Participant or Beneficiary prior to receipt due to a failure of the Plan to comply with the requirements of Section 409A, the Administrator may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (a) the portion of the Deferral Account required to be included in income as a result of such failure or (b) the unpaid Deferral Account.

8.3         No Other Withdrawals Permitted. No withdrawals or other distributions shall be permitted except as provided in ARTICLE VII or this ARTICLE VIII.

ARTICLE IX

Claims Procedure

9.1         Initial Claim. A Participant or Beneficiary (the “claimant”) shall have the right to request any benefit under the Plan by filing a written claim for any such benefit with the Administrator on a form provided or approved by the Administrator for such purpose. The Administrator (or a claims administrator appointed by the Administrator) shall give such claim due consideration and shall either approve or deny it in whole or in part. The following procedure shall apply:

9.1(a)     The Administrator (or a claims administrator appointed by the Administrator) may schedule and hold a hearing.

9.1(b)     Within ninety (90) days following receipt of such claim by the Administrator, notice of any approval or denial thereof, in whole or in part, shall be delivered to the claimant or his duly authorized representative or such notice of denial shall be sent by mail (postage prepaid) to the claimant or his duly authorized representative at the address shown on the claim form or such individual’s last known address. The aforesaid ninety (90) day response period may be extended to one hundred eighty (180) days after receipt of the claimant’s claim if special circumstances exist and if written notice of the extension to one hundred eighty (180) days indicating the special circumstances involved and the date by which a decision is expected to be made is furnished to the claimant or his duly authorized representative within ninety (90) days after receipt of the claimant’s claim.

9.1(c)     Any notice of denial shall be written in a manner calculated to be understood by the claimant and shall set forth a specific reason or reasons for the denial.

9.2         Appeals. A Participant or Beneficiary whose claim filed pursuant to paragraph 9.1 has been denied, in whole or in part, may, within sixty (60) days following receipt of notice of such denial, make written application to the Administrator for a review of such claim, which application shall be filed with the Administrator. For purposes of such review, the following procedure shall apply:

9.2(a)     The Administrator (or a claims administrator appointed by the Administrator) may schedule and hold a hearing.

9.2(b)     The claimant or his duly authorized representative shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits.

9.2(c)     The claimant or his duly authorized representative shall be provided, upon request in writing and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim and may submit to the Administrator written comments, documents, records, and other information relating to such claim.

9.2(d)     The Administrator (or a claims administrator appointed by the Administrator) shall make a full and fair review of any denial of a claim for benefits, which shall take into account all comments, documents, records, and other information submitted by the claimant or his duly authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2(e)     The decision on review shall be issued promptly, but no later than sixty (60) days after receipt by the Administrator of the claimant’s request for review, or one hundred twenty (120) days after such receipt if a hearing is to be held or if other special circumstances exist and if written notice of the extension to one hundred twenty (120) days indicating the special circumstances involved and the date by which a decision is expected to be made on review is furnished to the claimant or his duly authorized representative within sixty (60) days after the receipt of the claimant’s request for a review.

9.2(f)      The decision on review shall be in writing, shall be delivered or mailed by the Administrator to the claimant or his duly authorized representative in the manner prescribed in subparagraph 9.1 for notices of approval or denial of claims, shall be written in a manner calculated to be understood by the claimant and shall in the case of an adverse determination include the specific reason or reasons for the adverse determination. The Administrator’s decision made in good faith shall be final.

9.3         Time Calculation. The period of time within which a benefit determination initially or on review is required to be made shall begin at the time the claim or request for review is filed in accordance with the procedures of the Plan, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

9.4         Definitions. For purposes of the Plan’s claims procedure, a document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information (a) was relied upon in making the benefit determination, or (b) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination.

9.5          Authorized Representatives. The Administrator may establish reasonable procedures for determining whether a person has been authorized to act on behalf of a claimant.

ARTICLE X

Funding

10.1         Funding.

10.1(a)   The undertaking to pay benefits hereunder shall be an unfunded obligation payable solely from the general assets of the Corporation and subject to the claims of the Corporation’s creditors. The Deferral Accounts shall be maintained as book reserve accounts solely for accounting purposes.

10.1(b)     Except as provided in the Rabbi Trust established as permitted in paragraph 10.2, nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and the Participant or his Beneficiary or any other person. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Corporation.

10.1(c)     Where more than one Corporation participates in the Plan, the funding and payment provisions hereof shall apply separately to each such Corporation.

10.1(d)     The Plan Sponsor may in its discretion make the payment of any or all benefits under the Plan in lieu of payment by one or more Corporation. Where the Plan Sponsor makes payments on behalf of other Corporations, the Plan Sponsor may require contributions by participating Corporations to the Plan Sponsor at such times (whether before, at or after the time of payment), in such amounts and or such basis as it may from time to time determine in order to defray the cost of benefits and administration of the Plan.

10.2       Use of Rabbi Trust Permitted. Notwithstanding any provision herein to the contrary, the Plan Sponsor may in its sole discretion elect to establish and fund a Rabbi Trust for the purpose of providing benefits under the Plan.

ARTICLE XI

Plan Administrator

11.1       Appointment of Plan Administrator. The Plan Sponsor may appoint one or more persons to serve as the Plan Administrator (the “Administrator”) for the purpose of carrying out the duties specifically imposed on the Administrator by the Plan and the Code. In the event more than one person is appointed, the persons shall form a committee for the purpose of functioning as the Administrator of the Plan. The person or committeemen serving as Administrator shall serve for indefinite terms at the pleasure of the Plan Sponsor, and may, by thirty (30) days prior written notice to the Plan Sponsor, terminate such appointment. The Plan Sponsor shall inform the Trustee of any such appointment or termination, and the Trustee may assume that any person appointed continues in office until notified of any change.

11.2       Plan Sponsor as Plan Administrator. In the event that no Administrator is appointed or in office pursuant to paragraph 11.1, the Plan Sponsor shall be the Administrator.

11.3      Procedure if a Committee. If the Administrator is a committee, it shall appoint from its members a Chair and a Secretary. The Secretary shall keep records as may be necessary of the acts and resolutions of such committee and be prepared to furnish reports thereof to the Plan Sponsor and the Trustee. Except as otherwise provided, all instruments executed on behalf of such committee may be executed by its Chair or Secretary, and the Trustee may assume that such committee, its Chair or Secretary are the persons who were last designated as such to them in writing by the Plan Sponsor or its Chair or Secretary.

11.4       Action by Majority Vote if a Committee. If the Administrator is a committee, its action in all matters, questions and decisions shall be determined by a majority vote of its members qualified to act thereon. They may meet informally or take any action without the necessity of meeting as a group.

11.5       Appointment of Successors. Upon the death, resignation or removal of a person serving as, or on a committee which is, the Administrator, the Corporation may, but need not, appoint a successor.

11.6        Duties and Responsibilities of Plan Administrator. The Administrator shall have the following duties and responsibilities under the Plan:

11.6(a)     The Administrator shall be responsible for the fulfillment of all relevant reporting and disclosure requirements set forth in the Plan, the Code, and the Act, the distribution thereof to Participants and their Beneficiaries and the filing thereof with the appropriate governmental officials and agencies.

11.6(b)     The Administrator shall maintain and retain necessary records respecting its administration of the Plan and matters upon which disclosure is required under the Plan, the Code, and the Act.

11.6(c)     The Administrator shall make any elections for the Plan required to be made by it under the Plan, the Code, and the Act.

11.7        Power and Authority.

11.7(a)     The Administrator is hereby vested with all the power and authority necessary in order to carry out its duties and responsibilities in connection with the administration of the Plan imposed hereunder. For such purpose, the Administrator shall have the power to adopt rules and regulations consistent with the terms of the Plan.

11.7(b)     The Administrator shall exercise its power and authority in its discretion. The Administrator has the discretionary authority to construe the Plan, correct defects, supply omissions, or reconcile inconsistencies to the extent necessary to effectuate the Plan and such action shall be conclusive. It is intended that a court review of the Administrator’s exercise of its power and authority with respect to matters relating to claims for benefits by, and to eligibility for participation in and benefits of, Participants and Beneficiaries shall be made only on an arbitrary and capricious standard. Benefits under the Plan will be paid only if the Administrator decides in its discretion that the applicant is entitled to them.

11.7(c)     The Administrator is empowered to settle claims against the Plan and to make such equitable adjustments in a Participant’s or Beneficiary’s rights or entitlements under the Plan as it deems appropriate in the event an error or omission is discovered or claimed in the operation or administration of the Plan.

11.8       Availability of Records. The Corporation and the Trustee shall, at the request of the Administrator, make available necessary records or other information they possess which may be required by the Administrator in order to carry out its duties hereunder.

11.9       No Action with Respect to Own Benefit. No Administrator who is a Participant shall take any part as the Administrator in any discretionary action in connection with his participation as an individual. Such action shall be taken by the remaining Administrator, if any, or otherwise by the Plan Sponsor.

ARTICLE XII

Amendment and Termination of Plan

12.1        Amendment or Termination of the Plan.

12.1(a)     The Plan may be terminated at any time by the Board, subject to the restrictions imposed by and consistent with applicable provisions of Section 409A. The Plan may be amended in whole or in part from time to time by the Board effective as of any date specified, subject to the restrictions imposed by and consistent with applicable provisions of Section 409A. No amendment or termination shall operate to decrease a Participant’s Deferral Benefit as of the earlier of the date on which the amendment or termination is approved by the Board or the date on which an instrument of amendment or termination is signed on behalf of the Plan Sponsor. No amendment shall increase the Trustee’s duties or obligations or decrease its compensation unless contained in an amendment of, or document expressly pertaining to, the Rabbi Trust which includes the Trustee’s written consent or for which the Trustee’s written consent is separately obtained. Any such termination of or amendment to the Plan may provide for the acceleration of payment of benefits under the Plan to one or more Participants or Beneficiaries. Any such termination of or amendment to the Plan shall be in writing and shall be adopted pursuant to action by the Board (including pursuant to any standing authorization for any officer, director or committee to adopt amendments) in accordance with its applicable procedures, including where applicable by majority vote or consent in writing.

12.1(b)     In addition, and as an alternative, to amendment of the Plan by action of the Board, but subject to the limitations on amendment contained in subparagraph 12.1(a), the Administrator shall be and is hereby authorized to adopt on behalf of the Board and to execute any technical amendment or amendments to the Plan which in the opinion of counsel for the Plan Sponsor are required by law and are deemed advisable by the Administrator and to so adopt and execute any other discretionary amendment or amendments to the Plan which are deemed advisable by the Administrator so long as any such amendments do not, in view of the Administrator, materially affect the eligibility, vesting or benefit accrual or allocation provisions of the Plan.

12.1(c)     Termination of the Plan shall mean termination of active participation by Participants, but shall not mean immediate payment of all Deferral Benefits unless the Plan Sponsor so directs, subject to the restrictions imposed by and consistent with applicable provisions of Section 409A. On termination of the Plan, the Board of the Plan Sponsor may provide for the acceleration of payment of Deferral Benefits of all affected Participants on such basis as it may direct.

12.2       Effect of Corporation Merger, Consolidation, or Liquidation. Notwithstanding the foregoing provisions of this ARTICLE XII, the merger or liquidation of any Corporation into any other Corporation or the consolidation of two (2) or more of the Corporations shall not cause the Plan to terminate with respect to the merging, liquidating or consolidating Corporations, provided that the Plan has been adopted or is continued by and has not terminated with respect to the surviving or continuing Corporation.

ARTICLE XIII

Participation by Additional Corporations

13.1       Adoption by Additional Corporations. Any Affiliate of the Plan Sponsor may adopt the Plan with the consent of the Board of the Plan Sponsor and approval by its Board.

13.2       Termination Events with Respect to Corporations Other Than the Plan Sponsor.

13.2(a)    The Plan shall terminate with respect to any Corporation other than the Plan Sponsor, and such Corporation shall automatically cease to be a participating Corporation in the Plan, upon the happening of any of the following events, subject to the restrictions imposed by and consistent with applicable provisions of Section 409A:

(i)            The Corporation’s ceasing to be an Affiliate; or

(ii)          Action by the Board or Chief Executive Officer of the Plan Sponsor terminating a Corporation’s participation in the Plan and specifying the date of such termination. Notice of such termination shall be delivered to the Administrator and the former participating Corporation.

13.2(b)     Termination of the Plan with respect to any Corporation shall mean termination of active participation of the Participants employed by such Corporation, but shall not mean immediate payment of all Deferral Benefits with respect to the Directors of such Corporation unless the Plan Sponsor so directs consistent with applicable provisions of Section 409A. On termination of the Plan with respect to any Corporation, the Administrator may provide for the acceleration of payment of Deferral Benefits of all affected Participants and Beneficiaries of that former participating Corporation on such basis as it may direct.

ARTICLE XIV

Miscellaneous

14.1      Nonassignability. The interests of each Participant or Beneficiary under the Plan are not subject to claims of the Participant’s or Beneficiary’s creditors; and neither the Participant, nor his Beneficiary, shall have any right to sell, assign, transfer or otherwise convey the right to receive any payments hereunder or any interest under the Plan, which payments and interest are expressly declared to be nonassignable and nontransferable and any attempt to assign or transfer any benefit hereunder shall be void ab initio.

14.2        Right to Require Information and Reliance Thereon. The Corporation and Administrator shall have the right to require any Participant, Beneficiary or other person receiving benefit payments to provide it with such information, in writing, and in such form as it may deem necessary to the administration of the Plan and may rely thereon in carrying out its duties hereunder. Any payment to or on behalf of a Participant or Beneficiary in accordance with the provisions of the Plan in good faith reliance upon any such written information provided by a Participant or any other person to whom such payment is made shall be in full satisfaction of all claims by such Participant and his Beneficiary; and any payment to or on behalf of a Beneficiary in accordance with the provision so the Plan in good faith reliance upon any such written information provided by such Beneficiary or any other person to whom such payment is made shall be in full satisfaction of all claims by such Beneficiary.

14.3        Notices and Elections.

14.3(a)     Except as provided in subparagraph 14.3(b), all notices required to be given in writing and all elections, consents, applications and the like required to be made in writing, under any provision of the Plan, shall be invalid unless made on such forms as may be provided or approved by the Administrator and, in the case of a notice, election, consent or application by a Participant or Beneficiary, unless executed by the Participant or Beneficiary giving such notice or making such election, consent or application.

14.3(b)    Subject to limitations under applicable provisions of the Code or the Act, the Administrator is authorized in its discretion to accept other means for receipt of effective notices, elections, consents, applications and/or other forms or communications by Participants and/or Beneficiaries, including but not limited to electronic transmissions through interactive on-line transmissions, e-mail, voice mail, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time.

14.4        Delegation of Authority. Whenever the Plan Sponsor or any other Corporation is permitted or required to perform any act, such act may be performed by its President or Chief Executive Officer or other person duly authorized by its President or Chief Executive Officer or the Board of the Corporation.

14.5        Service of Process. The Administrator shall be the agent for service of process on the Plan.

14.6        Governing Law. The Plan shall be construed, enforced, and administered in accordance with the laws of the Commonwealth of Virginia, and any federal law which preempts the same.

14.7         Binding Effect. The Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Participant and his Beneficiary (and their heirs, executors, administrators and legal representatives).

14.8         Severability. If any provision of the Plan should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

14.9        No Effect on Employment Agreement. The Plan shall not be considered or construed to modify, amend, or supersede any employment or other agreement between the Corporation and the Participant heretofore or hereafter entered into unless so specifically provided.

14.10       Gender and Number. In the construction of the Plan, the masculine shall include the feminine or neuter and the singular shall include the plural and vice-versa in all cases where such meanings would be appropriate.

14.11       Titles and Captions. Titles and captions and headings herein have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

14.12       Nonqualified Deferred Compensation Plan Omnibus Provision.

14.12(a)     It is intended that any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation subject to Section 409A shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A to avoid a plan failure described in Section 409A(a)(1) of the Code, including without limitation, deferring payment until the occurrence of a specified payment event described in Section 409A(a)(2) of the Code and to avoid the unfavorable tax consequences provided therein for non-compliance, and that, notwithstanding any other provision thereof or document pertaining to any such compensation, benefit or other remuneration subject to the provisions of Section 409A, each provision of any plan, program or arrangement (including without limitation the Plan) relating to the provision of such compensation, benefit or other remuneration to or with respect to the Eligible Director, shall be so construed and interpreted.

14.12(b)     It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Section 409A (including any transition or grandfather rules thereunder). The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Section 409A (including any transition or grandfather rules thereunder).

14.12(c)     It is also intended that if any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan is considered to be nonqualified deferred compensation subject to Section 409A but for being earned and vested as of December 31, 2004, then no material modification of the Plan after October 3, 2004 shall apply to such Plan benefits which are earned and vested as of December 31, 2004 unless such modification expressly so provides.

14.12(d)     Notwithstanding the foregoing, the Participant, the Beneficiary, and any successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant, the Beneficiary, or any successor in interest in connection with this Plan (including any taxes and penalties under Section 409A); and neither the Plan Sponsor, the Corporation, the Administrator nor any Affiliate shall have any obligation to indemnify or otherwise hold the Participant, the Beneficiary, or any successor in interest harmless from any or all of such taxes or penalties.

September 1, 2017

- 19 -